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                                                                          (d)(5)

                                  July 27, 1999


Calamos Asset Management, Inc.
1111 E. Warrenville Rd.
Naperville, Illinois 60563


Ladies and Gentlemen:

         Management Agreement


         Pursuant to paragraph 1(b) of the Management Agreement between Calamos Investment Trust and Calamos Asset Management, Inc. dated July 5, 1988, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trust designated Calamos High Yield Fund, and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee schedule applicable to the Sub-Trust designated Calamos High Yield Fund shall be 1/12 of .75% of monthly average net assets.


                                                      Very truly yours,

                                                      Calamos Investment Trust


                                                   By  /s/ James S. Hamman, Jr.
                                                      --------------------------
                                                      James S. Hamman, Jr.
                                                      Secretary


         Appointment as Manager for the Sub-Trust designated Calamos High Yield Fund accepted this 27th day of July, 1999.


                                                  By   /s/ John P. Calamos
                                                      --------------------------
                                                      John P. Calamos
                                                      President